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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 29, 2006

                               GASCO ENERGY, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                       0-26321                  98-0204105
(State or other jurisdiction of      (Commission               (IRS Employer
       incorporation)                 File Number)           Identification No.)


          8 Inverness Drive East, Suite 100, Englewood, Colorado 80112
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (303) 483-0044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








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Item 1.01.  Entry into a Material Definitive Agreement.
         The information set forth under Item 2.03 hereof is incorporated by reference into this Item 1.01. Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
         On March 29, 2006, Gasco Energy, Inc. and certain of its subsidiaries, as guarantors, entered into a $250 million Credit Agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent and the other lenders named therein. Borrowings made under the Credit Agreement are guaranteed by our subsidiaries and secured by a pledge of the capital stock of our subsidiaries and mortgages on substantially all of our oil & gas properties. We did not borrow any funds under the Credit Agreement at the time of its execution. A copy of the Credit Agreement is filed as Exhibit 4.1 hereto and incorporated herein by reference.

         The initial aggregate commitment of the lenders under the Credit Agreement is $250,000,000, subject to a borrowing base which has initially been set at $17,000,000. The Credit Agreement also provides for a $10,000,000 sublimit for letters of credit which we may use for general corporate purposes. Our aggregate borrowings and outstanding letters of credit under the Credit Agreement may not at any time exceed the borrowing base. Interest on borrowings is payable monthly and principal is due at maturity on March 29, 2010.

         Interest on borrowings under the Credit Agreement accrue at variable interest rates at either, at our election, a Eurodollar rate or an alternate base rate. The Eurodollar rate is calculated as LIBOR plus an applicable margin that varies from 1.25% (for periods in which we have utilized less than 50% of the borrowing base) to 2.00% (for periods in which we have utilized greater than 90% of the borrowing base). The alternate base rate is calculated as (1) the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus 1/2%, plus (2) an applicable margin that varies from 0% (for periods in which we have utilized less than 50% of the borrowing base) to 0.75% (for periods in which we have utilized greater than 90% of the borrowing base). We elect the basis of the interest rate at the time of each borrowing. In addition, we are obligated to pay a commitment fee under the Credit Agreement quarterly in arrears based on a percentage multiplied by the daily amount that the aggregate commitments exceed borrowings under the agreement. The commitment fee percentage varies from 0.30% to 0.50% based on the percentage of the borrowing base utilized.

         The Credit Agreement requires us to comply with financial covenants that require us to maintain (1) a Current Ratio (defined as current assets plus unused availability under the Credit Facility divided by current liabilities excluding the current portion of the Credit Facility), determined at the end of each quarter, of not be less than 1.0:1; and (2) a ratio of Senior Debt to EBITDAX (as such terms are defined in the Credit Agreement) for the most recent quarter multiplied by four to be greater than 3.5:1 for each fiscal quarter. In addition, the Credit Agreement contains covenants that restrict our ability to incur other indebtedness, create liens or sell our assets, pay dividends on our common stock and make certain investments.

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Item 7.01.        Regulation FD Disclosure.

         On March 30, 2006, Gasco Energy, Inc. issued a press release announcing the execution of the Credit Agreement, a copy of which is furnished as Exhibit
99.1 hereto and incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c) Exhibits.

          4.1 Credit Agreement dated as of March 29, 2006, among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Securities Inc., as Sole Bookrunner and Lead Arranger.

          4.2 Pledge and Security Agreement entered into as of March 29, 2006, by and among Grantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

          99.1 Press release dated March 30, 2006.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            Gasco Energy, Inc.

Date:    March 30, 2006             By: /s/ W. King Grant
                                        ----------------------------------------
                                            Name: W. King Grant
                                            Title: Executive Vice President
                                                   and Chief Financial Officer



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                                                       EXHIBIT INDEX


         Exhibit
         Number                     Exhibit Description

          4.1 Credit Agreement dated as of March 29, 2006, among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Securities Inc., as Sole Bookrunner and Lead Arranger.

          4.2 Pledge and Security Agreement entered into as of March 29, 2006, by and among Grantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

          99.1 Press release dated March 30, 2006.